February 24, 2009	For More Information Contact: Mark D. Curtis, Senior Vice President and Treasurer (516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

2008 EARNINGS INCREASE

Glen Head, New York, February 24, 2009 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC) reported that earnings per share increased by 17.9%, or $.27 per share, from $1.51 in 2007 to $1.78 for 2008. Net income increased by $1,480,000 from $11,482,000 in 2007 to $12,962,000 for 2008. Returns on average assets (“ROA”) and equity (“ROE”) were 1.10% and 12.87%, respectively, in 2008 as compared to 1.14% and 11.67% in 2007. The improvement in ROE is attributable to increased earnings and share repurchases made pursuant to the Corporation’s share repurchase program.

Earnings increased in 2008 largely because of loan growth. From year-end 2007 to year-end 2008 total loans grew by $132.6 million, or 25.2%. Commercial mortgages were up $103.5 million, or 61.0%, traditional residential mortgage loans were up $21.7 million, or 11.1%, and home equity loans were up $18.1 million, or 22.1%. The loan growth resulted from management’s continued efforts to improve the Bank’s current and future earnings prospects by making loans a larger portion of the overall balance sheet. The growth was partially funded by a $31.3 million increase in deposits, with the balance being funded by an increase in overnight borrowings.

Also contributing to the increase in earnings was a borrowing and investing strategy undertaken in the latter part of 2007 and continued in 2008. This strategy, which accounts for $127 million of the borrowings under repurchase agreements at December 31, 2008, is primarily responsible for the increase in investment securities of $81.9 million when comparing year-end 2008 to 2007. The borrowings were undertaken to increase current earnings and, for those borrowings with embedded interest rate caps, protect the Bank’s future earnings in the event of an increase in interest rates.

A decline in interest rates in 2008 is yet another important factor that contributed to the increase in earnings. Earnings increased because the Bank’s interest-bearing deposits are generally shorter in duration than its interest-earning assets and therefore reprice faster in a changing rate environment. In addition, short-term interest rates, which are the primary driver of the rates paid by the Bank on its deposit products, declined more than intermediate and longer-term interest rates, which are the primary drivers of the yields available to the Bank on the repricing and origination of loans and purchase of securities.

The Corporation continued its share repurchase program in 2008. Under the program, the Corporation purchased 296,479 shares, representing 4.0% of total shares outstanding at the beginning of the year. This compares to 180,800 shares purchased in 2007, or 2.4% of total shares outstanding at the start of the year. The share repurchase program has historically enhanced earnings per share and return on average stockholders’ equity. The program is estimated to have contributed four cents more to earnings per share in 2008 than 2007. The larger contribution to earnings per share this year is attributable to the full-year impact of the shares purchased in 2007 plus the pro rata impact of the shares purchased throughout 2008.

The positive impact on earnings of loan growth, the borrowing and investing strategy, the decline in interest rates and the share repurchase program was partially offset by an increase in noninterest expense of $2.3 million and a loss of the tax benefit associated with the Corporation’s REIT entity of approximately $600,000. The major components of the increase in noninterest expense are a $458,000 increase in FDIC deposit insurance expense, a $460,000 increase in retirement plan expense, and personnel costs and other expenses of branch expansion. The loss of the REIT tax benefit resulted from a change in New York State tax law effective January 1, 2008. In response to the law change, the ownership of the REIT entity within the consolidated group was changed in December 2008 to once again obtain favorable tax treatment. The ownership change combined with the simultaneous implementation of other tax planning strategies should reduce 2009 income taxes by approximately $800,000.

The credit quality of the Bank’s loan portfolio continues to be excellent as evidenced by the low level of nonperforming loans. The Bank has not originated nor does it hold any subprime mortgages in its loan portfolio. In addition, all of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms. The U.S. government guarantees the timely payment of principal and interest on most of the securities and underlying mortgages. Fannie Mae and Freddie Mac guarantee the remainder.

Total stockholders’ equity before accumulated other comprehensive income or loss grew by $3,449,000 in 2008, despite the amount spent for share repurchases and a 13.8% increase in cash dividends. The Bank’s capital ratios continue to substantially exceed the current regulatory criteria for a well-capitalized bank.

The Bank opened a full service branch in Northport Village, Long Island in late 2007. In early 2008, the Bank opened a full service branch in Babylon, Long Island, consolidated its Mineola branch with its Garden City branch, and converted the Garden City branch from a commercial banking office to a full service branch. In early 2009, The Bank opened a commercial banking office in Port Jefferson Station, Long Island. During the remainder of 2009, the Bank expects to open a full service branch in Bayville, Long Island and convert its Valley Stream commercial banking office to a full service branch. Continued branch expansion in key markets on Long Island and in Manhattan remains a key strategic initiative.

Looking forward into 2009, the Bank’s earnings could be challenged by low interest rates and strong competition for deposits in its market area. Making loans and purchasing securities in a low rate environment could cause the overall yield on the Bank’s loan and securities portfolios to decline. Competition for deposits could exert upward pressure on deposit cost and make core deposit growth challenging. The Bank’s earnings could also be challenged by an increased level of loan losses caused by the upward trend in unemployment levels and downward trend in real estate values experienced in 2008 and thus far in 2009. Other challenges in 2009 will include significant increases in pension expense and FDIC insurance cost. Pension expense will increase by approximately $1,025,000 because of a significant decline during 2008 in the value of pension plan assets. FDIC insurance cost will increase by approximately $750,000 as a result of recent bank failures.

BALANCE SHEET INFORMATION

	12/31/08	12/31/07
	(dollars in thousands)

Assets	$1,261,609	$1,069,019

Net Loans	652,058	521,086

Nonperforming Loans	154	352

Investment Securities	548,253	466,314

Checking Deposits	324,138	318,322

Savings and Money Market Deposits	384,047	302,158

Time Deposits	192,152	248,558

Borrowed Funds	251,122	92,110

Stockholders’ Equity	102,532	102,384

Risk-based Capital Ratio	17.79%	20.79%

 INCOME STATEMENT INFORMATION

	Twelve Months Ended		Three Months Ended
	12/31/08	12/31/07	12/31/08	12/31/07
	(in thousands, except per share data)
Net Interest Income	$42,943	$36,754	$11,766	$9,639
Provision For Loan Losses	1,945	575	1,058	199
Net Interest Income After Loan
Loss Provision	40,998	36,179	10,708	9,440

Noninterest Income	6,281	5,582	1,569	1,208
Noninterest Expense	29,689	27,384	7,853	6,759
Income Before Income Taxes	17,590	14,377	4,424	3,889
Income Tax Expense	4,628	2,895	1,194	851
Net Income	$12,962	$11,482	$3,230	$3,038
Earnings Per Share:
Basic	$1.79	$1.52	$.45	$.40
Diluted	$1.78	$1.51	$.44	$.40

Cash Dividends Declared Per Share	$.66	$.58	$.18	$.15

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.” The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements. In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s 2008 Form 10-K. The Form 10-K will be available on or before March 16, 2009 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access Form 10-K by going to our website at www.fnbli.com.

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